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                                  United States
                        Security and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13G

                        Under the Securities Act of 1934
                             (Amendment No.______ )*

                              PlanVista Corporation
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    72701P105
                                    ---------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]    Rule 13d-1(b)
                  [ ]    Rule 13d-1(c)
                  [ ]    Rule 13d-1(d)
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CUSIP No. 72701P105                     13G

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1 NAME OF REPORTING PERSON
     S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
NCR Pension Trust

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)
                                                              (b)
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3  SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

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                  5     SOLE VOTING POWER
NUMBER OF                           0
SHARES
--------------------------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
OWNED BY                   964,000
EACH
--------------------------------------------------------------------------------
REPORTING         7     SOLE DISPOSITIVE POWER
PERSON                              0
WITH
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                  8     SHARED DISPOSITIVE POWER
                                    964,000

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         964,000

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.29%
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12   TYPE OF REPORTING PERSON*
         EP
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                                 SCHEDULE 13 G

Item 1.
(a)  Name of Issuer: PlanVista Corp.
     --------------

(b)  Address of Issuer's Principal Executive Offices:
     -----------------------------------------------
         3501 Frontage Rd
         Tampa, FL 33607

Item 2.
(a)  Name of Person Filing: NCR Pension Trust
     ---------------------

(b)  Address of Principal Business Office:
     ------------------------------------
     1700 South Patterson Boulevard
     Dayton, OH  45479

(c)  Citizenship: USA
     -----------

(d)  Title of Class of Securities: common stock
     ----------------------------

(e)  CUSIP Number: 72701P105
     ------------

Item 3.
The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F).

Item 4. Ownership
(a)  Amount beneficially owned: 964,000
(b)  Percent of Class: 6.29%
(c)  Number of shares as to which such person has
     (ii) Shared power to dispose or to direct the disposition of : 964,000
     (iv) Shared power to dispose or to direct the disposition of: 964,000


Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
The Trust has hired DePrince, Race & Zollo, Inc. as investment advisor to the plan with full discretion to vote and dispose of these shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A
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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:  January 30, 2002

                                        /s/ Bo Sawyer
                                        -------------------------------
                                        Bo Sawyer
                                        Authorized Signatory
                                        NCR Pension Trust